EXHIBIT 3(i)(a)


                            ARTICLES OF INCORPORATION
                                       OF
                                 BRIDGE BANCORP




                                    ARTICLE I

         The name of this corporation is Bridge Bancorp.


                                   ARTICLE II

         The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business, or the practice of a profession permitted to be incorporated by the California Corporations Code.


                                   ARTICLE III

         The name and address in the State of California of this corporation's initial agent for service of process is:

                                 Daniel P. Myers
                                 Bridge Bancorp
                         55 Almaden Boulevard, Suite 200
                           San Jose, California 95113


                                   ARTICLE IV

         a. The total number of shares of stock that the corporation shall have authority to issue is 50,000,000 shares, which shall be divided into two classes as follows: (a) 40,000,000 shares of Common Stock, and (b) 10,000,000 shares of Preferred Stock (hereinafter "Preferred Shares").

         b. The Preferred Shares may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares of any series of Preferred Shares and to determine the designation of any such series. The Board of Directors is also authorized to determine or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of Preferred Shares and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.


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                                    ARTICLE V

         Any action required to be taken by shareholders of this corporation must be taken at a duly called annual meeting or a special meeting of shareholders of the corporation and no action may be taken by the written consent of the shareholders.


                                   ARTICLE VI

         The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law. Any repeal or modification of this Article, or the adoption of any provision of the Articles of Incorporation inconsistent with this Article, shall only be prospective and shall not adversely affect the rights under this Article in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability.

                                   ARTICLE VII

         This corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) for breach of duty to the corporation and its shareholders through bylaw provisions or through agreements with the agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the limitations on excess indemnification set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the corporation and its shareholders.



                                                     /s/ DANIEL P. MYERS
                                                     ___________________
                                                         Daniel P. Myers
                                                         Incorporator


         I hereby declare that I am the person who executed the foregoing Articles of Incorporation, which execution is my act and deed.

         Executed at San Jose, California this 31st day of March, 2004.



                                                     /s/ DANIEL P. MYERS
                                                     ___________________
                                                         Daniel P. Myers


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